FORM OF TAX OPINION

[_], 2024

James Alpha Funds Trust d/b/a Easterly Funds Trust
515 Madison Avenue
New York, New York 10022

Managed Portfolio Series
615 East Michigan Street

Milwaukee, Wisconsin 53202

Re:	Reorganization of Two Series of one Delaware Statutory Trust and Two Series of a Separate Delaware Statutory Trust

Ladies and Gentlemen:

James Alpha Funds Trust d/b/a Easterly Funds Trust, a Delaware statutory trust (the “Acquiring Entity”), separately on behalf of its respective series identified on Schedule A hereto (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and Managed Portfolio Series, a Delaware statutory trust (the “Target Entity”), separately on behalf of its respective series identified on Schedule A hereto (each, a “Target Fund” and collectively, the “Target Funds”),1 have requested our opinion as to certain federal income tax consequences of the acquisition of all of the assets and liabilities of each Target Fund by the corresponding Acquiring Fund pursuant to an Agreement and Plan of Reorganization dated as of [_], 2024 (the “Agreement”) by and among the Acquiring Entity separately on behalf of each Acquiring Fund and the Target Entity separately on behalf of each Target Fund.2 The Agreement contemplates each Target Fund transferring all of its assets to the corresponding Acquiring Fund in exchange solely for shares in the corresponding Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the corresponding Target Fund, followed by each Target Fund’s distribution of those shares pro rata to its respective shareholders in liquidation thereof (all the foregoing transactions involving a Target Fund and the corresponding Acquiring Fund being referred to herein as a “Reorganization” and collectively, the “Reorganizations”).

In rendering this opinion, we have examined (1) the Agreement and (2) the prospectus and statement of additional information dated [_], 2024 regarding the Reorganizations (the “Prospectus” and, together with the Agreement, the “Documents”). We have assumed, for those

1 Each of the Acquiring Funds and the Target Funds is sometimes referred to herein as a “Fund” or collectively, as “Funds.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

James Alpha Funds Trust d/b/a Easterly Funds Trust Managed Portfolio Series [_], 2024 Page 2

purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement and on the statements and representations of officers and other representatives of the Funds (each, a “Representation” and collectively the “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

With respect to each Reorganization and the Funds participating therein and the shareholders thereof, it is our opinion that, based solely on the facts and Representations set forth in the Documents and the assumptions described above, and conditioned on all the Representations being true and complete on the Closing Date and each Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)	The acquisition by the Acquiring Fund of all of the Assets of the Target Fund, as provided for in the Agreement, in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Target Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
(2)	No gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund pursuant to Section 361(a) and Section 357(a) of the Code.
(3)	No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Target Fund in exchange solely for the issuance of the Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund pursuant to Section 1032(a) of the Code.

James Alpha Funds Trust d/b/a Easterly Funds Trust Managed Portfolio Series [_], 2024 Page 3
(4)	No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.
(5)	The tax basis of the Assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.
(6)	The holding periods of the Assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such Assets were held by the Target Fund pursuant to Section 1223(2) of the Code.
(7)	No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund shares (including any fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.
(8)	The aggregate tax basis of the Acquiring Fund shares to be received by each shareholder of the Target Fund (including any fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
(9)	The holding period of Acquiring Fund shares received by a shareholder of the Target Fund (including any fractional shares to which they may be entitled) will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.
(10)	For purposes of Section 381 of the Code, the Acquiring Fund will be treated just as the Target Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Target Fund’s taxable year, the Target Fund’s tax attributes enumerated in Section 381(c) will be taken into account by the Acquiring Fund as if there had been no Reorganization, and the part of the Target Fund’s last taxable year that began before the Reorganization will be included in the Acquiring Fund’s first taxable year that ends after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganizations on the Funds participating therein or the shareholders thereof with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion regarding the Reorganizations is based on, and is conditioned on the continued applicability of, the provisions of the Code and Treasury Regulations, judicial decisions, and

James Alpha Funds Trust d/b/a Easterly Funds Trust Managed Portfolio Series [_], 2024 Page 4

rulings and other pronouncements of the Internal Revenue Service (the “IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to the Reorganizations only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of the Reorganizations if any Fund participating therein is insolvent. Finally, our opinion is solely for information and use of the addressees, the Funds and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 of the Acquiring Entity (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Reorganization. Further, we hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the heading “Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

James Alpha Funds Trust d/b/a Easterly Funds Trust Managed Portfolio Series [_], 2024 Page 5

SCHEDULE A

Managed Portfolio Series	James Alpha Funds Trust d/b/a Easterly Funds Trust
Target Fund (and share classes)	Corresponding Acquiring Fund (and share classes)

Principal Street High Income Municipal Fund

A Class reorganizing into acquiring fund Class A

Institutional Class reorganizing into acquiring fund Class I

Investor Class reorganizing into acquiring fund Investor Class

Easterly RocMuni High Income Municipal Bond Fund Class A Class I Investor Class
Principal Street Short Term Municipal Fund Institutional Class reorganizing into acquiring fund Class I Investor Class reorganizing into acquiring fund Investor Class	Easterly RocMuni Short Term Municipal Bond Fund Class I Investor Class